Exhibit 11


                                            TEL-SAVE HOLDINGS, INC. AND SUBSIDIARIES
                                              COMPUTATION OF NET INCOME PER SHARE
                                                         (In thousands)



                                                               For the Three Months                    For the Six Months
                                                                  Ended June 30,                           Ended June 30,
                                                                  --------------                           --------------

                                                             1996               1995(A)                1996              1995(A)
- --------------------------------------------------------------------------------------------------------------------------------

Net income                                                  $   4,058          $   2,897             $  7,435           $  5,452
                                                            =========          =========             ========           ========

PRIMARY

Weighted average common and common
     equivalent shares outstanding - Primary:

     Weighted average shares                                   26,687             14,325               23,093             14,325
     Weighted average equivalent shares                         2,696              1,081                1,932              1,091
                                                            ---------          ---------             --------           --------
     Weighted average common and common
     equivalent shares - Primary                               29,383             15,406               25,025             15,416
                                                            =========          =========             ========           ========

Net income per share - Primary                              $     .14          $     .19             $    .30           $    .35
                                                            =========          =========             ========           ========
FULLY DILUTED

Weighted  average  common  and
     common  equivalent  shares
     outstanding  - Fully Diluted:

     Weighted average shares                                   26,687            14,325                23,093             14,325
     Weighted average equivalent shares                         3,245             1,091                 3,424              1,091
                                                            ---------          --------              --------           --------
     Weighted average common and common
     equivalent shares - Fully Diluted                         29,932            15,416                26,517             15,416
                                                            =========          ========              ========           ========

Net income per share - Fully Diluted                        $     .14          $    .19              $    .28           $    .35
                                                            =========          ========              ========           ========


(A) Pro forma tax provisions have been calculated as if the Company's results of operations were taxable as a C corporation (the Company's current tax status) for the three and six months ended June 30, 1995. Prior to September 20, 1995, the Company was an S corporation with all earnings taxed directly to its shareholders.


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